Exhibit 99.1

UNIFY REPORTS FISCAL 2009 SECOND QUARTER FINANCIAL RESULTS

- Total Revenue Increases 17% over Q208
- Non-GAAP Net Income of $1.1 Million, EPS of $0.14
- Cash Flow from Operations of $249,000

ROSEVILLE, Calif., – November 20, 2008 – Unify Corp. (NASDAQ: UNFY), a global provider of application modernization software, today announced financial results for its fiscal second quarter 2009 ended October 31, 2008.

Fiscal 2009 Second Quarter and First Half of 2009 Financial Results:
The Company reported second quarter total revenues of $5.8 million, up 17%, compared to $4.9 million in the second quarter of fiscal 2008. Software licenses revenue increased 3% to $2.0 million, compared to $1.9 million for the second quarter of fiscal 2008. Services revenue was up 7% to $3.2 million, compared to $3.0 million for the same quarter of the prior year. Revenue from migration solutions, the Company’s Composer portfolio, was $644,000, compared to $50,000 for the second quarter of fiscal 2008.

Gross margin was 87%, compared to 93% for the second quarter of last year. Second quarter income from operations was $1.0 million, compared to income from operations of $954,000 for the second quarter of fiscal 2008. Net income was $725,000 or $0.10 per fully diluted share, compared to net income of $692,000 or $0.10 per fully diluted share in the second quarter of fiscal 2008.

Non-GAAP net income for the quarter was $1.1 million or $0.14 per fully diluted share, based on 7.6 million shares, compared to non-GAAP net income of $1.0 million or $0.15 per fully diluted share, based on 6.6 million shares, in the same quarter of last year.

Total revenue for the first six months of fiscal 2009 was $10.8 million, compared to $8.9 million for the same period of the prior year. Software licenses revenue was $3.5 million, compared to $3.4 million in the first six months of fiscal 2008. Services revenues were up 13% to $6.1 million, compared to $5.4 million in the first six months of fiscal 2008. Year to date revenue for migration solutions was $1.2 million, compared to $89,000 for the same period of the prior year.

Net income for the first six months of fiscal 2009 was $1.1 million or $0.15 per fully diluted share, compared to $473,000 or $0.07 per fully diluted share in the same period last year. Non-GAAP net income was $1.8 million or $0.23 per fully diluted share, compared to $1.1 million or $0.17 per fully diluted share for the first six months of 2008.

Unify ended the second quarter with cash and cash equivalents of $2.9 million, compared to $2.7 million reported at April 30, 2008. Net cash generated by operating activities for the quarter was $249,000, compared to net cash used in operations of $169,000 for the second quarter of fiscal 2008. Net cash generated by operating activities was $842,000 in the first six months of fiscal 2009, compared to cash used by operating activities of $137,000 for the first six months of fiscal 2008.

Business Discussion:
“We achieved 17 percent revenue growth quarter over quarter, driven by both our core software and Composer migration businesses, keeping us on track to achieve our guidance for the year,” said Todd Wille, CEO of Unify. “We are pleased to report continued growth in our core software business of five percent and the addition of 26 new customers, which exceeded our expectations.”

Mr. Wille continued, “In our Composer business, we booked $1.4 million for the quarter and our pipeline is growing. We continued to experience demand from enterprises across many industries looking to migrate applications to the Microsoft platform.

“On the partner front, the partnership we developed with Casahl last quarter generated additional assessment wins during this quarter. A recently announced partnership with ASX-One added email migration capabilities to our Composer for Lotus Notes solution to further support rapid adoption of the Microsoft platform with minimal disruption. Additionally, during the quarter, we won a new customer as a result of our partnership with EMC and believe our solution integrator partnerships will continue to bring a heightened awareness of Composer to enterprises around the world and help to further strengthen our sales pipeline.

“During the quarter, we expanded our Composer product portfolio and our addressable market, by launching a second offering, Composer Sabertooth, which automates the migration of older versions of Unify’s Team Developer applications to the Microsoft .NET platform. This new product allows us to augment our Composer revenue stream and re-engage with Team Developer customers. Our first customer win was with an ISV that determined it needed to add a .NET web-based version of their application to complement their existing Team Developer solution. We believe this product adds great value for our customers and we look forward to announcing more wins with this new solution,” concluded Wille.

FY09 Earnings Guidance:
Unify’s management reiterates its guidance for fiscal 2009 anticipating revenue growth of at least 10% and non-GAAP net income growth of at least 15%.

Investor Conference Call:
Unify management will host a conference call today, November 20, 2008, at 5:00 p.m. ET (2:00 p.m. PT) to review the fiscal 2009 second quarter financial results. The call can be accessed by dialing (800) 257-1836 or (303) 262-2130 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. ET on Thursday, November 27, 2008 by dialing (800) 405-2236 or (303) 590-3000 for international callers and using the following passcode: # 11122373.

About Unify
Unify is a global provider of application modernization solutions. The company has a rich heritage of delivering enterprise software and services for modernizing and maximizing applications and data while providing significant and measurable return on investment for customers. Unify’s market leading technologies help organizations drive business optimization, improve collaboration, increase customer service and reduce costs. Unify is headquartered in Roseville, Calif., with offices in London, Paris, and Sydney. Visit www.unify.com or email us at info@unify.com.

Use of Non-GAAP Financial Information
To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

For more information on these non-GAAP financial measures including how they are calculated, please see the tables in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	April 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,878	$2,692
Accounts receivable, net	4,655	5,092
Prepaid expenses and other current assets	713	529
Total current assets	8,246	8,313

Property and equipment, net	514	346
Goodwill	5,643	5,643
Intangibles, net	1,837	2,197
Other assets, net	80	179
Total assets	$16,320	$16,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$428	$326
Current portion of long term debt	543	8
Accrued compensation and related expenses	1,156	1,661
Other accrued liabilities	1,053	895
Deferred revenue	5,188	6,580
Total current liabilities	8,368	9,470

Long term debt, net of current portion	922	1,334
Other long term liabilities	397	455

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	68,508	68,215
Accumulated other comprehensive income	(75)	119
Accumulated deficit	(61,807)	(62,922)
Total stockholders’ equity	6,633	5,419
Total liabilities and stockholders’ equity	$16,320	$16,678

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Revenues:
Software licenses	$1,987	$1,932	$3,549	$3,396
Services	3,170	2,967	6,116	5,425
Migration solutions	644	50	1,163	89
Total revenues	5,801	4,949	10,828	8,910

Cost of Revenues:
Software licenses	89	46	139	93
Services	298	273	548	450
Migration solutions	358	23	518	41
Total cost of revenues	745	342	1,205	584
Gross profit	5,056	4,607	9,623	8,326

Operating Expenses:
Product development	682	796	1,431	1,708
Selling, general and administrative	3,342	2,857	6,722	5,556
Total operating expenses	4,024	3,653	8,153	7,264
Income from operations	1,032	954	1,470	1,062
Other income (expense), net	(151)	(163)	(166)	(480)
Income before income taxes	881	791	1,304	582
Provision for income taxes	156	99	188	109
Net income	$725	$692	$1,116	$473

Net income per share:
Basic	$0.10	$0.11	$0.16	$0.08
Dilutive	$0.10	$0.10	$0.15	$0.07

Shares used in computing net income per share:
Basic	6,981	6,100	6,981	6,068
Dilutive	7,605	6,627	7,666	6,502

RECONCILIATION OF GAAP TO NON-GAAP
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
GAAP Net income	$725	$692	$1,116	$473

Amortization of intangible assets	180	219	360	403
Stock based compensation expenses	149	44	291	87
Amortization of discount on notes payable	12	64	24	115
Total adjustments to GAAP net income	341	327	675	605

Non-GAAP net income	$1,066	$1,019	$1,791	$1,078

Non-GAAP Diluted earnings per share	$0.14	$0.15	$0.23	$0.17